Exhibit 10.21

320 First Street

San Francisco, CA 94105

Tel.: 415.808.8800

Fax: 415.808.8777

www.cp.net

June 11, 2001

Mr. Michael Zukerman

Dear Mike:

We are extremely pleased to offer you the position of Senior Vice President and General Counsel of Critical Path, Inc. (“ the Company”). This letter (the “Agreement”) sets forth the basic terms and conditions of your employment with the Company. By signing this Agreement, you are agreeing to these terms. It is important that you understand clearly both what your benefits are and what the Company expects of you. We look forward to your positive response and anticipate a start date of June 12, 2001.

1. Compensation. Your starting base salary will be $250,000.00 on an annualized basis, which will be paid twice per month, less regular payroll deductions, which will cover all hours worked. Your compensation will be reviewed annually by the Board of Directors and/or your immediate supervisor (as described in Paragraph 3 below) and may be adjusted upward (but not downward) based on performance and market conditions. Upon termination without Cause or a constructive termination (as defined in Exhibit A) whether before or after a Change of Control (as defined in Exhibit A), you will receive, if you (and/or your legal representatives) execute a full and complete release of, and covenant not to sue with respect to, any claims or causes of action you may have against the Company, its officers, directors, employees, agents or affiliates, in the form prepared by counsel to the Company (the “Release”) and do not withdraw or rescind such Release during any period that you are permitted to do so by law, severance as follows:

(a) Upon your termination without Cause or your constructive termination by the Company within the first six (6) months of your employment with the Company, you shall receive an additional week of your then current base salary plus an additional week of your then current benefits (as described in paragraph 8) provided at Company expense for each week you have been employed by the Company. At no time, however, will you receive more than an additional six (6) months of your then current base salary or more than the six (6) months of the continuation of your then current benefits (as described in paragraph 8) from the Company;

(b) Upon your termination without Cause or your constructive termination at any time after you have been employed by the Company for more than six (6) months, you shall receive an additional six (6) months of your then current base salary plus six (6) months continuation of your then current benefits (as described in paragraph 8) from the Company.

2. Stock Option. Subject to the approval of the Company’s Board of Directors or a duly authorized subcommittee thereof, the Company will grant you an option to purchase 225,000 shares (the “Shares”) of Common Stock. The price of the Shares shall be the fair market value for the Common Stock at either (a) the date that you started working for the Company (the “Start Date”) or (b) the date that the Board of Directors or a duly authorized subcommittee thereof approves the grant, whichever date is later. Subject to your full-time employment by the Company at each vesting date, the Shares will vest over four years as follows: 25% of the shares will vest on the one year anniversary of the Start Date. Subject to your full-time employment by the Company at each such monthly vesting date, the remaining 75% of the Shares will vest in equal monthly installments over the three years following such first anniversary of the Start Date.

Your stock option agreement will provide for acceleration of your vesting in the following circumstance: If you are terminated without Cause or by constructive termination following a Change of Control, 100% of your then unvested Shares will automatically vest.

The specific terms of the option shall be set forth in an option agreement to be issued pursuant to the Company’s stock option plan.

3. Duties. Your job title will be Senior Vice President and General Counsel and you will report to President and Chief Operating Officer. Alternatively, you may also, at the option of the Company, be asked to report to the Chief Executive Officer of the Company. Your duties will include those appropriate to your position as determined by the President and Chief Operating Officer or the Chief Executive Officer, as the case may be. You may be assigned other duties as needed, and your duties may change from time to time on reasonable notice, based on the needs of the Company and based on your skills, both as reasonably determined by the Company.

As an exempt employee you will, to the best of your ability and experience, loyally and conscientiously perform the duties and obligations required of you pursuant to the terms of this Agreement. You are required to follow office policies and procedures adopted from time to time by the Company and to take such general direction consistent with your positions within the Company as you may be given from time to time from the President and Chief Operating Officer or the Chief Executive Officer (as the case may be). The Company reserves the right to change these policies and procedures at any time upon reasonable notice. (Also see Adjustments and Changes in Employment Status). You are required to devote your full business energies, efforts and abilities to your employment.

4. Adjustments and Changes in Employment Status. You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, transfer or disciplinary action, up to and including termination, consistent with the needs of the business; provided that any of the foregoing changes shall be subject to your rights under this Agreement.

5. Confidentiality Agreement. You will be required to execute the Company’s standard confidentiality agreement (the “Confidentiality Agreement”) in the form of Exhibit B.

6. Immigration Documentation. Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the Immigration and Naturalization Service’s employment verification requirements requested by the Company.

7. Representation and Warranty of Employee. You represent and warrant to the Company that the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

8. Employee Benefits. You will be eligible for standard benefits package for executives, including 18 days of PTO. You will be provided with health insurance benefits as provided in our benefit plans. These benefits may change from time to time. You will be covered by workers’ compensation insurance and State Disability Insurance, as required by California state law. You will also be eligible to participate in any formal executive bonus plan sponsored by the Company that is made generally available to its officers. As you know, no such executive bonus plan exits at this time.

9. Term of Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice. Any such termination will be subject to this Agreement.

10. Binding Arbitration. You will be required to execute the Company’s standard arbitration agreement (the “Arbitration Agreement”) in the form of Exhibit C.

11. Integrated Agreement. This Agreement, and its Exhibits, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and the Chief Executive Officer of the Company.

12. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties shall use their best efforts to find an alternative way to achieve the same result.

I request that you notify us of your acceptance of this offer by signing this Agreement and giving or sending it back to us by June     , 2001. This Agreement may be executed by facsimile signature. As you know, we are very excited about the contribution you can make to the future success of the Company and look forward to continuing to build a successful company together.

We look forward to your joining our organization. If there is any matter in this Agreement that you wish to discuss further, please do not hesitate to speak to me.

Sincerely,

/s/ DAVID HAYDEN
David Hayden
Chairman, Board of Directors and Chief Executive Officer

I accept the Company’s offer under the terms expressed in this Agreement. I understand that this is not an employment contract for any fixed period, and that either party may end the employment relationship at any tine for any reason subject to the terms set forth above.

Date: 6/12/01	/s/ MICHAEL J. ZUKERMAN

Exhibit A

DEFINITIONS

“Change of Control” shall mean the consummation of one of the following:

(a) the acquisition of 50% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

(b) a merger, reverse merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the stockholders of the Company immediately prior to such merger, reverse merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization,

(c) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company; or

(d) the dissolution of the Company pursuant to action validly taken by the stockholders of the Company in accordance with applicable state law.

“Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an Employee; (ii) conviction of a felony; (iii) an act by the Employee which constitutes gross misconduct; (iv) material breach by the Employee of the Employee’s obligations under Section 3 of this Agreement; or (v) Employee’s material breach of any element of the Company’s Confidentiality Agreement, including without limitation, Employee’s theft or other misappropriation of the Company’s proprietary information.

“Constructive Termination” shall mean your resignation as a result of any action by the Company (or its successor or acquirer) that constitutes

(i)	a material reduction in either your compensation or your responsibilities; or

(ii)	your relocation to a facility or a location outside the City and County of San Francisco and the County of Alameda, or

(iii)	the Company’s material breach of this Agreement,

and is not cured within fifteen (15) business days of your provision to the Company of notice thereof.